     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1999.

                                                       REGISTRATION NO. 33-63390
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        CAROLINA FIRST BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

               NORTH CAROLINA                                   56-1655882
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                     Identification Number)

                             ---------------------

       CAROLINA FIRST BANCSHARES, INC.                      JAMES E. BURT, III
            236 EAST MAIN STREET                      CAROLINA FIRST BANCSHARES, INC.
      LINCOLNTON, NORTH CAROLINA 28092                     236 EAST MAIN STREET
          TELEPHONE: (704) 732-2222                  LINCOLNTON, NORTH CAROLINA 28092
          FACSIMILE: (704) 732-7201                      TELEPHONE: (704) 732-2222
 (Address, including zip code, and telephone             FACSIMILE: (704) 732-7201
              number, including                 (Address, including zip code, and telephone
    area code, of registrant's principal                          number,
             executive offices)                 including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

                            RALPH F. MACDONALD, III
                                 MARK C. KANALY
                               ALSTON & BIRD LLP
                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET

                          ATLANTA, GEORGIA 30309-3424

                           TELEPHONE: (404) 881-7000
                           FACSIMILE: (404) 881-4777
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE REGISTRATION STATEMENT OF CAROLINA FIRST BANCSHARES, INC. (FILE NO. 33-63390) FILED UNDER THE SECURITIES ACT AND DECLARED EFFECTIVE ON MAY 26, 1993, AND CONSTITUTES COMPLIANCE WITH THE UNDERTAKINGS INCLUDED THEREIN.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             DIVIDEND REINVESTMENT
                               AND STOCK PURCHASE
                                      PLAN

                     (CAROLINA FIRST BANCSHARES, INC. LOGO)

                                 Carolina First
                                BancShares, Inc.

PROSPECTUS           (CAROLINA FIRST BANCSHARES, INC. LOGO)

                        CAROLINA FIRST BANCSHARES, INC.
                             DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN

  We are pleased to offer the Carolina First Dividend Reinvestment and Stock Purchase Plan. The plan is designed to provide our shareholders with an easy and inexpensive way to invest in our common stock.

  Key features of the plan are that you can:

     - Enroll in the plan for free.

     - Purchase shares without a personal broker and with no fees or commissions.

     - Increase your ownership of our shares by automatically reinvesting your cash dividends.

     - Purchase additional shares at any time through optional cash investments of as little as $50 per month or as much as $2,500 per month.

     - Transfer your shares easily.

     - Own and transfer your shares without holding or delivering paper certificates.


  The plan holds shares of our common stock, which is listed on the Nasdaq National Market under the symbol "CFBI." The plan is open to holders of at least 50 shares who are located in the United States and who want to reinvest their cash dividends in additional shares or access the other features of the plan. If you are already enrolled in the plan, you may continue to participate in the plan without further action.


  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY GOVERNMENT AGENCY.


                 The date of this prospectus is June 14, 1999.

                               TABLE OF CONTENTS

     We include cross references in this prospectus to captions elsewhere in this prospectus where you can find related additional information. The following table of contents tells you where to find these captions.

                                           PAGE
                                           ----
Carolina First...........................    3
The Plan.................................    4
How to Obtain Additional Information
  About Us...............................   14
This Prospectus Incorporates Information
  by Reference to Other Documents........   15
Important Notice About Information in
  This Prospectus........................   16
Use of Proceeds..........................   17
Experts..................................   17
Legal Matters............................   17
Indemnification..........................   18

                                 CAROLINA FIRST

     The following is a summary of our business. It does not contain all the information that may be important to you. You should read the entire prospectus and the other information we refer to carefully before you decide to purchase shares or to participate in the plan.

     We are a North Carolina corporation that was organized in 1988 and commenced operations as a bank holding company in 1989. We are headquartered in Lincolnton, North Carolina, with 31 banking offices in North Carolina. Through our banking subsidiaries, Lincoln Bank of North Carolina, Cabarrus Bank of North Carolina and Community Bank & Trust Co., we offer a full array of deposit accounts and retail and commercial banking services, and we also engage in financial services activities and mortgage lending. Our primary service area is the greater Charlotte, North Carolina area, including Lincoln County, southeastern Catawba County, Iredell County, Cabarrus County and north and west Mecklenburg County. We also operate in Avery, Buncombe, Jackson, McDowell, Rutherford and Transylvania Counties, North Carolina in the western part of the state.

     Our principal executive offices are located at 236 East Main Street, Lincolnton, North Carolina 28092, and our telephone number is (704) 732-2222.

                                    THE PLAN

WHO CAN JOIN?

- UNITED STATES RESIDENTS OWNING AT LEAST 50 SHARES. If you are a United States resident with at least 50 shares registered in your name, you are eligible to join the plan. If you hold our shares through a bank or broker (that is, in "street name"), you may become eligible to join the plan by asking to have at least 50 shares registered in your name. You must keep at least 50 shares in your plan account to maintain your eligibility.

       If you are a United States resident and you are not a shareholder, or if you are a shareholder but you own less than 50 shares, you can become eligible to participate in the plan by purchasing at least 50 shares. At this time, the plan does not allow initial purchases -- this means that if you are not a participant in the plan, you must purchase your shares other than through the plan.

HOW DO I ENROLL?

- CURRENT PARTICIPANTS IN THE PLAN. If on the date of this prospectus you were already a participant in the plan, you will automatically remain enrolled in the plan, unless you notify the administrator that you elect not to participate.

- OTHER CURRENT SHAREHOLDERS. If you are a United States holder of record of at least 50 shares but are not already enrolled in the plan, you may enroll by filling out the enrollment form that accompanies this prospectus and returning it to the plan administrator, First-Citizens Bank & Trust Company. If you own shares but they are held in street name, you may become an owner of record by asking to have your shares registered in your name. At least 50 of your shares need to be transferred into your name before you become eligible to participate in the plan. Once you enroll, all of your shares that are registered in the exact same name as on the enrollment form, whether you acquired them before or after you joined the plan, will automatically be treated as plan shares.

HOW DO I PURCHASE SHARES THROUGH THE PLAN?

- ADDITIONAL INVESTMENTS. Once you are enrolled in the plan, you can make additional investments at any time with as little as $50 by mailing a check or money order to the plan administrator, together with a completed transaction request form. A transaction request form will be attached to your regular plan statement or may be obtained from the administrator or from us. In addition, we may allow you in the future to purchase additional shares on a regular basis by authorizing automatic withdrawals from your bank account. We will notify you if and when this feature becomes available.

- MAXIMUM MONTHLY INVESTMENT. The most you can invest (not including dividends on shares in the plan) through the plan in any calendar month is $2,500.

- METHOD OF PURCHASE. Shares purchased under the plan will generally be purchased through the "open market" on the Nasdaq National Market, in the over-the-counter market or in negotiated transactions with persons not affiliated with us or any of our subsidiaries. Open market purchases will be made through an independent broker-dealer (which may be the administrator). In the event that inadequate shares are available for purchase through open market transactions, we will sell newly-issued shares to the plan to cover the shortfall.

- TIMING. The administrator will generally purchase shares on the last business day of the month. It is the responsibility of the independent broker-dealer used by the plan to determine when and at what prices shares will be bought for the plan. Accordingly, you will not be able to instruct the administrator to purchase shares at a specific time or at a specific price. You will not be paid interest pending the investment of your money in additional shares. The administrator must receive funds at least five (5) business days prior to the last business day of the month to ensure shares are purchased in the current month.

- PURCHASE PRICE. If the administrator purchases shares through open market transactions, your purchase price will be the weighted average price per share paid for all shares purchased for the plan for the relevant purchase date. The cost basis of your shares will include your purchase price plus the amount of brokerage commissions paid by us or the administrator on your behalf. If the administrator purchases newly-issued shares from us, your purchase price will be the average of the Nasdaq National Market high and low prices for the shares on the last ten trading days preceding the purchase date.

- BOOK-ENTRY OWNERSHIP. All shares purchased through the plan will be held by the administrator and reflected in book-entry form in your account on the records of the administrator. Ownership in book-entry form means that, while you will have full ownership of your plan shares, you will not receive a paper stock certificate. Book-entry ownership eliminates the risk and expense of replacing lost or stolen certificates, assures that your shares are always available should you need to deliver them for transfer, and avoids your costs in maintaining a safe deposit box or other place to store your certificates. However, if you prefer to hold your plan shares in certificated form, you may receive certificates upon request as described below.

- RETURNED CHECKS/FAILED TRANSFERS. The administrator will process only those purchases for which it has received good and collected funds. If your check is returned due to nonsufficient funds or otherwise, the administrator will not process your request until it receives good and collected funds covering your purchase and the applicable service fee for the returned check.

HOW ARE THE DIVIDENDS PAID ON MY SHARES IN THE PLAN REINVESTED?

- DIVIDENDS ON ALL SHARES IN THE PLAN ARE REINVESTED. At this time, all cash dividends paid on shares held in the plan will be automatically reinvested to purchase additional shares. You cannot direct the reinvestment of cash dividends on fewer than all of your shares in the plan.

- PURCHASES. Shares purchased with reinvested cash dividends will generally be purchased through the open market within 30 days of the dividend payment date. The purchase price of shares acquired for dividend reinvestment will be the weighted average price per share of all shares purchased for the plan with dividends for a given dividend payment date. If there are inadequate shares available on the open market, the administrator will purchase newly-issued shares from us, and your purchase price will be the average of the Nasdaq National Market high and low prices for the shares on the last ten trading days preceding the purchase date. In all cases, the number of shares credited to your account will depend upon the amount of the cash dividend and the purchase price of the shares. Fractional shares will be credited to your account, computed up to four decimal places.

HOW DO I SELL MY SHARES IN THE PLAN?

- If you wish to sell your shares in the plan, you should deliver a transaction request form to the administrator requesting that your shares be withdrawn from the plan. The administrator will deliver to you a certificate representing your shares. With the assistance of a broker, you can then sell your shares.

CAN I GIVE OR TRANSFER MY SHARES IN THE PLAN TO OTHER PEOPLE?

- TO A PLAN ACCOUNT. You may transfer any or all of your shares, whether held in your plan account or outside the plan, to the plan account of any other person by completing a transaction request form and, if the person to whom you are giving shares is not already a plan participant, an enrollment form, and submitting any other documentation required by the administrator. Unless you are terminating your own participation in the plan, you may transfer only whole shares.

- OUTSIDE THE PLAN. You may also transfer any whole number of the shares held in your Plan account to any person to be held outside the plan by completing a transaction request form and submitting any other documentation required by the administrator.

- MODIFICATIONS. Any request to cancel or modify an instruction to transfer shares must be received the same day as the instruction to be effective.

CAN THE PLAN SAFEKEEP MY SHARE CERTIFICATES?

- If you hold certificates representing shares, whether or not they were acquired through the plan, you can deposit them in the plan for safekeeping. The administrator will reflect the shares represented by those certificates in book-entry form in your plan account. To deposit certificates for safekeeping, send them to the administrator at the address set forth below. Before mailing your certificates, you should purchase insurance to protect you in the event they are lost.

HOW DO I OBTAIN CERTIFICATES FOR MY SHARES IN THE PLAN?

     You can obtain certificates for any or all of the whole shares held in your plan account in book-entry form at any time for free. To obtain certificates, you can call the administrator or submit a transaction request form. Please allow 30 days for the administrator to process your request.

WILL I HAVE TO PAY ANY FEES IN THE PLAN?

- There is no fee to enroll in the plan.

- You will not be charged any fees or commissions when you reinvest your dividends, purchase or transfer your shares under the plan, deposit shares in the plan for safekeeping or obtain certificates for shares held in book-entry form.

- If your check is returned due to nonsufficient funds or otherwise, you will be charged a service fee (currently $5.00). Of course, until the administrator receives good funds, it will be unable to complete the transaction that you requested.

- We may change the plan fees from time to time upon 30 days' notice to the administrator.

WILL I RECEIVE REGULAR PLAN STATEMENTS AND FORMS?

     Each time that you reinvest dividends or purchase, transfer or withdraw shares through the plan, you will receive a statement confirming your transaction. Each statement will include a transaction request form that will help you make additional investments, transfers or withdrawals. You can also obtain transaction request forms from the administrator or from us by request. In addition, each quarter you will receive a quarterly statement that shows you how many shares you own through the plan and your account activity for the preceding quarter. Each statement that you receive will be cumulative for the then current year, and the last statement that you receive in a given year will serve as your annual statement of plan activities.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF MY PARTICIPATION IN THE
PLAN?

     We believe that the following is an accurate summary of the U.S. federal income tax consequences of participation in the plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the plan, and we advise you to consult your own tax advisors for information about your specific situation. In general, all your cash dividends -- whether paid to you in cash or reinvested -- are considered taxable income to you at the time they are received or reinvested. In addition, brokerage commissions on purchases of shares purchased through the plan (which will be paid by us on your behalf ) will be treated as distributions subject to income tax in the same manner as cash dividends. The total amount of dividends and other distributions will be reported to you and to the Internal Revenue Service on Form 1099-DIV shortly after the end of each year.

     Under this general rule, the cost basis for U.S. federal income tax purposes of shares acquired through the plan will be the price at which the shares are credited to your plan account, increased by the amount of the brokerage commissions with respect to such shares paid by us on your behalf.

     You will generally not realize gain or loss for U.S. federal income tax purposes upon the deposit of shares in your plan account, or the receipt of certificates for shares held in your plan account. You will generally realize gain or loss on the sale of shares. Any gain or loss you incur should be reflected when you file your income tax returns.

     The above rules may not be applicable to certain participants, such as tax-exempt entities. These participants should consult their own tax advisors. In the case of plan participants whose dividends are subject to U.S. backup withholding, to the extent you elect dividend reinvestment, the administrator will reinvest dividends less the amount of tax required to be withheld. The filing of any documentation required to obtain a reduction in U.S. withholding tax is the responsibility of the participant.

WHAT COMMUNICATIONS WILL I RECEIVE FROM YOU? HOW DO I VOTE MY SHARES?

     As a plan participant, you will receive all communications sent to record holders of shares. For any meeting of our shareholders, as long as there are whole shares in your plan account on the relevant record date, you can attend, speak and vote at the meeting, or you can instruct the administrator to vote the shares as your proxy. You will receive a proxy that will cover all of the whole shares held in your plan account. This proxy allows you to indicate how you want the shares to be voted. The administrator will cause those shares to be voted only as you indicate.

HOW WILL SHARE SPLITS AND OTHER DISTRIBUTIONS EFFECT MY PLAN SHARES?

     If we declare a share split or share dividend, your plan account will be credited with the appropriate number of additional shares on the payment date. Your additional shares will be entitled to all the rights and privileges provided under the plan. In the event that we offer any share subscription or other rights to our shareholders, the administrator will make them available to you with respect to the shares in your plan account.

HOW DO I WITHDRAW FROM THE PLAN? CAN MY PARTICIPATION IN THE PLAN BE TERMINATED?

- VOLUNTARY WITHDRAWAL BY PARTICIPANT. If you wish to terminate your participation in the plan and stop reinvesting your dividends, call the administrator or complete a transaction request form. Unless you instruct otherwise, the administrator will have all of the whole shares in your plan account registered directly in your name and will liquidate any fractional shares based on the sale price of the shares on the date of liquidation. Unless you instruct otherwise, the administrator will send you a check for the cash value of the fractional shares, minus any applicable fees, expenses and withholdings required by law, together with evidence of the shares registered in your name.

- TERMINATION. If you do not maintain at least 50 whole shares in your plan account, we (or the administrator) may notify you that we will terminate your account if you do not invest enough additional money to have 50 shares in your plan account. If you do not invest enough additional money to have 50 shares in your plan account within three months of receiving such a notice, we may then terminate your plan account. In the event of such a termination, the administrator will have any whole shares in your plan account registered directly in your name, will liquidate any fractional shares based on the sale price of the shares on the date of liquidation, and will send you a check for the cash value of the fractional shares, minus any applicable fees, expenses and withholdings required by law, together with evidence of any shares registered in your name.

CAN THE PLAN BE CHANGED?

     We may add to, modify or discontinue the plan at any time upon 30 days' notice to the administrator. We will send you written notice of any significant changes. Under no circumstances will any amendment decrease the number of shares that you own.

HOW IS THE PLAN ADMINISTERED?

     The plan is currently administered by First-Citizens Bank & Trust Company, Raleigh, North Carolina. The administrator keeps records, sends statements and performs other duties relating to the plan. The administrator also acts as the depositary, transfer agent, registrar and dividend disbursing agent for the shares. We may replace the administrator, and the administrator may resign, at any time, in which case we would designate a new administrator. Purchases and sales of shares under the plan will generally be made in the open market by a broker-dealer that is not affiliated with us or any of our subsidiaries. The current administrator is independent of us and our subsidiaries and may buy and sell shares for the plan. In the event that we decide to administer the plan ourselves or authorize an affiliate to administer the plan, we will select an independent broker-dealer to make purchases and sales for the plan.

HOW DO I OBTAIN ADDITIONAL INFORMATION? HOW DO I CONTACT THE ADMINISTRATOR?

     For information regarding the plan, additional forms, help with plan transactions or answers to your questions, please contact the administrator at:

                      First-Citizens Bank & Trust Company
                              100 East Tryon Road
                             P.O. Box 29522 (27626)
                         Raleigh, North Carolina 27603
                      Attention: Corporate Trust Division
                           Telephone: (919) 716-2003

AM I PROTECTED AGAINST LOSSES?

     Your investment in the plan is no different from any investment in shares directly held by you. If you choose to participate in the plan, you should recognize that neither we, our subsidiaries, our affiliates, nor the administrator can assure you of a profit or protect you against loss on the shares that you purchase under the plan. Plan accounts are not insured by the Securities Investor Protection Corporation.

     Although the plan provides for the reinvestment of dividends, the announcement and payment of dividends will continue to be determined by our Board of Directors in its discretion. This decision depends on many factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

     Neither we, our subsidiaries, our affiliates, nor the administrator will be liable for any act, or for any failure to act, as long as they have made good faith efforts to carry out the terms of the plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

     In addition, the purchase price for shares under the plan will vary and cannot be predicted. The purchase price may be different from (more or less) than the price of acquiring shares on the open market on the related dividend payment date. Your investment in plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell or otherwise liquidate shares under the plan is subject to the terms of the plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the administrator pending investment.

                            HOW TO OBTAIN ADDITIONAL
                              INFORMATION ABOUT US

     We file reports, proxy statements and other information with the Securities and Exchange Commission, or the "SEC." Our filings with the SEC are available on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Seven World Trade Center,13th Floor, New York, New York 10048; and Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60601. You can call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges. In addition, our shares are listed for quotation on the Nasdaq National Market under the symbol "CFBI." As a result, you may also inspect the reports and other information that we file with the SEC at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We filed a registration statement on Form S-3 with the SEC that covers the securities described in this prospectus. For further information about us, or about the securities, you should refer to our registration statement and its exhibits. In this prospectus, we have summarized material provisions of contracts and other documents. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement. The registration statement can be obtained from the SEC, as described above, or from us at the address provided below.

                          THIS PROSPECTUS INCORPORATES
                          INFORMATION BY REFERENCE TO
                                OTHER DOCUMENTS

     The SEC allows us to "incorporate by reference" the information that we file with the SEC. This means that we can disclose important information to you by referring you to information and documents that we have filed with the SEC. Any information that we reference in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

     We are incorporating by reference the following documents which we have filed with the SEC:

     - Our Annual Report to Shareholders filed on Form 10-K for the fiscal year ended December 31, 1998;

     - Our Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 31, 1999;

     - Our Current Reports filed on Form 8-K dated January 6, 1999 and March 22, 1999; and

     - The description of our common stock contained in our Registration Statement on Form S-2, filed with the SEC on October 14, 1997 (SEC File No. 333-37801), including all amendments or reports filed by us for the purpose of updating such description.

     We are also incorporating by reference all future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. You may request a free copy of any documents referred to above, including exhibits, by contacting us at:

                        Carolina First BancShares, Inc.
                              236 East Main Street
                        Lincolnton, North Carolina 28092
                            Attention: Jan H. Hollar
                           Telephone: (704) 732-2222
                           Facsimile: (704) 732-7201

             IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

     Please read this prospectus carefully. If you own shares now, or if you decide to buy shares in the future, please keep this prospectus with your permanent investment records, since it contains important information about the plan.


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not offering any of our shares in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date later than June 14, 1999.


     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements which involve risks and uncertainties. You can identify these forward-looking statements through our use of words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue," or other similar words. Our actual results may differ significantly from the results we discuss in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: our growth and our ability to maintain growth; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities; the effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone and computer and/or the Internet; and the failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral underlying delinquent loans.

     You should also consider any other factors contained in this prospectus, including the information incorporated by reference into this prospectus.

You should pay particular attention to those factors discussed in any document under the heading "Risk Factors." You should not rely on the information contained in any forward-looking statements, and you should not expect us to update any forward-looking statements.

                                USE OF PROCEEDS

     We intend to use any net proceeds that we receive from our sale of newly-issued shares to the plan for general corporate purposes.

                                    EXPERTS

     The consolidated financial statements of Carolina First BancShares, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of our common stock offered by this prospectus has been passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

                                INDEMNIFICATION

     Our Articles of Incorporation and Bylaws require us to indemnify our directors and specified officers (including our Chairman, President, Vice Chairman, Executive Vice President, any officer who is also a director, and any other officer so designated by our Board of Directors, each referred to herein as an "Indemnified Officer") against all liability and litigation expense, including reasonable attorneys' fees, arising out of such person's status as a director or Indemnified Officer or his activities in any of the foregoing capacities. We must also and to the same extent indemnify directors and Indemnified Officers from activities in any capacity in which they are or were serving, at our request, in another corporation, partnership, joint venture, trust, or other enterprise; provided, that we will not indemnify a director or Indemnified Officer against liability or litigation expense that he may incur on account of his activities which at the time taken were known or reasonable should have been known by him to be clearly in conflict with our best interests.

     We must also indemnify a director or Indemnified Officer for reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted in our Articles and Bylaws, if it is determined that he is entitled to such indemnification. Any indemnification may be paid only after a determination that such person did not act in a manner that violated the above-described standard. Such determination may be made (i) by the affirmative vote of a majority (but not less than two) of all directors who are not or were not parties to the action, suit, or proceeding out of which the liability or expense for which indemnification is to be determined arose, or against whom the claim out of which such liability or expense arose is not asserted ("Disinterested Directors"), even though less than a quorum; (ii) if a majority (but not less than two) of the Disinterested Directors so direct, by independent legal counsel in a written opinion; (iii) if there are less than two Disinterested Directors, by the affirmative vote of all of the directors; (iv) by the vote of a majority of all of the voting shares other than those owned or controlled by directors or Indemnified Officers who were parties to such action, suit, or proceeding or against whom such claim is asserted, or by a unanimous vote of all of the voting shares; or (v) by a court of competent jurisdiction.

     Expenses incurred by a director or Indemnified Officer in defending a civil or criminal claim, action, suit, or proceeding may, upon approval of a majority (but not less that two) of the Disinterested Directors, event through less than a quorum, or if there are less than two Disinterested Directors, upon approval of our Board, be paid by us in advance of the final disposition of such claim, action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or Indemnified Officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified against such expenses by us.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               ESTIMATE OF EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee............................................  $     0
Cost of Printing*...........................................   10,000
Legal Fees*.................................................    5,000
Accounting Fees*............................................    1,000
Blue Sky Fees and Expenses*.................................      500
Nasdaq National Market Listing*.............................        0
Miscellaneous*..............................................    1,000
                                                              -------
          Total.............................................  $17,500
                                                              =======

---------------

* Estimated solely for purposes of this filing.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Incorporation and Bylaws of Carolina First BancShares, Inc. (the "Registrant") require the Registrant to indemnify its directors and specified officers (including its Chairman, President, Vice Chairman, Executive Vice President, any officer who is also a director, and any other officer so designated by the Company's Board of Directors, each referred to herein as an "Indemnified Officer") against all liability and litigation expense, including reasonable attorneys' fees, arising out of such person's status as a director or Indemnified Officer or his activities in any of the foregoing capacities. The Registrant must also and to the same extent indemnify directors and Indemnified Officers from activities in any capacity in which they are or were serving, at the Registrant's request, in another corporation, partnership, joint venture, trust, or other enterprise; provided, that the Registrant will not indemnify a director or Indemnified Officer against liability or litigation expense that he may incur on account of his activities which at the time taken were known or reasonable should have been known by him to be clearly in conflict with the Registrant's best interests.

     The Registrant must also indemnify a director or Indemnified Officer for reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted in the Registrant's Articles of Incorporation and Bylaws, if it is determined that he is entitled to such indemnification. Any indemnification may be paid only after a determination that such person did not act in a manner that violated the above-described standard. Such determination may be made (i) by the affirmative vote of a majority (but not less than two) of all directors who are not or were not parties to the action, suit, or proceeding out of which the liability or expense for which indemnification is to be determined arose, or against whom the claim out of which such liability or expense arose is not asserted ("Disinterested Directors"), even though less than a quorum; (ii) if a majority (but not less than two) of the Disinterested Directors so direct, by independent legal counsel in a written opinion; (iii) if there are less than two Disinterested Directors, by the affirmative vote of all of the directors; (iv) by the vote of a majority of all of the voting shares other than those owned or controlled by directors or Indemnified Officers who were parties to such action, suit, or proceeding or against whom such claim is asserted, or by a unanimous vote of all of the voting shares; or (v) by a court of competent jurisdiction.

     Expenses incurred by a director or Indemnified Officer in defending a civil or criminal claim, action, suit, or proceeding may, upon approval of a majority (but not less that two) of the Disinterested Directors, event through less than a quorum, or if there are less than two Disinterested Directors, upon approval of the Registrant's Board of Directors, be paid by the Registrant in advance of the final disposition of such claim, action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or

Indemnified Officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified against such expenses by us.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to the Registrant's directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by any of the Registrant's directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the Registrant's counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS.

 EXHIBIT
   NO.                            DESCRIPTION OF EXHIBIT
 -------                          ----------------------
 4.1      --   Amended and Restated Articles of Incorporation of the
               Registrant, (incorporated by reference to Exhibit 3.1 to the
               Registrant's Registration Statement on Form S-4 (File No.
               333-59729), dated July 23, 1998).
 4.2      --   Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Current
               Report on Form 8-K (File No. 0-17939), dated January 6,
               1999).
 4.3      --   Specimen of Common Stock certificate of the Registrant
               (incorporated by reference to Registrant's Registration
               Statement No. 33-26861).
 5        --   Opinion of Alston & Bird LLP as to the legality of the
               securities to be registered.*
 23.1     --   Consent of Alston & Bird LLP (included in Exhibit 5).*
 23.2     --   Consent of KPMG LLP.
 24       --   Powers of Attorney (included on the signature pages of this
               Registration Statement).
 99.1     --   Enrollment Form.
 99.2     --   Transaction Request Form.
 99.3     --   Letter to Accompany the Prospectus.

---------------

* Previously filed.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Carolina First BancShares, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Lincolnton, State of North Carolina, as of June 11, 1999.


                                          CAROLINA FIRST BANCSHARES, INC.

                                          By:     /s/ L.D. Warlick, Jr.
                                            ------------------------------------
                                              Name:  L.D. Warlick, Jr.
                                              Title: Chairman of the
                                                     Board of Directors

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. D. Warlick, Jr., James E. Burt, III, and Jan
H. Hollar, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposed as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of June 11, 1999.


                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ L.D. Warlick, Jr.                    Chairman of the Board of Directors
-----------------------------------------------------
                  L.D. Warlick, Jr.

               /s/ James E. Burt, III                    President, Chief Executive Officer
-----------------------------------------------------      and Director
                 James E. Burt, III                        (Principal Executive Officer)

                  /s/ Jan H. Hollar                      Senior Vice President,
-----------------------------------------------------      Chief Financial Officer,
                    Jan H. Hollar                          Treasurer and Secretary
                                                           (Principal Financial and Accounting Officer)

               /s/ Harold D. Alexander                   Director
-----------------------------------------------------
                 Harold D. Alexander

               /s/ John R. Boger, Jr.                    Director
-----------------------------------------------------
                 John R. Boger, Jr.

                /s/ Charles A. James                     Director
-----------------------------------------------------
                  Charles A. James

               /s/ Samuel C. King, Jr.                   Director
-----------------------------------------------------
                 Samuel C. King, Jr.

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                  /s/ Jack L. Lutz                       Director
-----------------------------------------------------
                    Jack L. Lutz

                /s/ Harry D. Ritchie                     Director
-----------------------------------------------------
                  Harry D. Ritchie

                /s/ Thomas M. Robbins                    Director
-----------------------------------------------------
                  Thomas M. Robbins

                 /s/ Estus B. White                      Director
-----------------------------------------------------
                   Estus B. White

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION OF EXHIBIT
-------                          ----------------------
 23      --   Consent of KPMG LLP.
 99.1    --   Enrollment Form.
 99.2    --   Transaction Request Form.
 99.3    --   Letter to Accompany the Prospectus.